Exhibit 11(a)

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON  FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

February 3, 2017

Victory Portfolios II

4900 Tiedeman Road, 4th Floor

Brooklyn, Ohio 44144

Re:  Units of Beneficial Interest of Victory Portfolios II

Ladies and Gentlemen:

We refer to the Registration Statement on Form N-14 (the “Registration Statement”), File No. 333-215256, filed by Victory Portfolios II (the “Trust”), a Delaware statutory trust, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”).  The Registration Statement relates to the registration and issuance of an indefinite number of units of beneficial interest (the “Shares”), no par value per Share, of the Victory CEMP Commodity Volatility Wtd Index Strategy Fund, a Series of the Trust (the “Acquiring Fund”).  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of August 19, 2015, as amended by the Amendment thereto dated as of October 21, 2015 (as so amended, the “Governing Instrument”).

We understand that, pursuant to an Agreement and Plan of Reorganization (the “Plan”) dated as of December 7, 2016 by the Trust, on behalf of the Acquiring Fund and on behalf of Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund (the “Acquired Fund”), and subject to the conditions set forth therein, Shares of the Acquiring Fund will be issued to the Acquired Fund and then distributed to the shareholders of the Acquired Fund in connection with the liquidation and termination of the Acquired Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:

(1)                                 the Plan;

(2)                                 the Trust’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on December 22, 2016, to which the Plan is attached as an exhibit (the “Registration Statement”);

(3)                                 the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 11, 2012 (under the name Compass EMP Funds Trust), as amended by the Certificate of Amendment thereto as filed in the State Office on October 22, 2015 (reflecting a change in its name to Victory Portfolios II), as further amended by the Certificate of Amendment thereto as filed in the State Office on February 19, 2016 (as so amended, the “Certificate”);

(4)                                 the Governing Instrument;

(5)                                 the Agreement and Declaration of Trust of the Trust dated as of April 12, 2012, as amended on February 21, 2013 (the “Original Governing Instrument”);

(6)                                 the Bylaws of the Trust, amended and restated as of May 1, 2015;

(7)                                 the Registration Statement on Form N-1A of the Trust as filed with the Securities and Exchange Commission on May 4, 2012;

(8)                                 certain resolutions of the Trustees of the Trust including resolutions dated July 12, 2012, August 19, 2015 and December 7, 2016 (collectively, the “Resolutions” and, together with the Governing Instrument and the Bylaws of the Trust, the “Governing Documents”); and

(9)                                 a certification of good standing of the Trust obtained as of a recent date from the State Office.

In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion:

(i)                                     the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization;

(ii)                                  the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of the Plan and the Resolutions by the Trustees of the Trust prior to the execution of the Plan and the first issuance of Acquiring Fund Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders;

(iii)                             the payment of consideration for Acquiring Fund Shares, and the application of such consideration, as provided in the Governing Documents and the Plan, the satisfaction of all conditions precedent to the issuance of Acquiring Fund Shares pursuant to the Plan and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Documents in connection with the issuance of Acquiring Fund Shares;

(iv)                              that appropriate notation of the names and addresses of, the number of Acquiring Fund Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Acquiring Fund Shares;

(v)                                 that no event has occurred, or prior to the issuance of Acquiring Fund Shares pursuant to the Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 2 or 4 of Article IX of the Original Governing Instrument or the Governing Instrument, as applicable;

(vi)                            that no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of the Acquiring Fund under Section 6 of Article III of the Original Governing Instrument or Sections 2 or 4 Article IX of the Governing Instrument, as applicable;

(vii)                           that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.;

(viii)                        that the final form of the Plan is in the form presented to the Trustees of the Trust for approval;

(ix)                              that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and

(x)                                 that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.

We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein.  Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Acquiring Fund Shares.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States.  In rendering this opinion, without independent verification, and with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell LLP (the “Local Counsel Opinion”), special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth in the Local Counsel Opinion, which are incorporated herein by reference.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.                                      The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.  The Acquiring Fund is a validly existing Series of the Trust.

2.                                      The Shares of the Acquiring Fund to be issued to the Acquired Fund and then distributed to the Acquired Fund’s shareholders pursuant to the terms of the Plan have been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and non-assessable.

This opinion is not to be quoted in whole or in part, summarized or otherwise referred to, nor is not to be filed with or supplied to any governmental agency or other person without the written consent of this firm.  This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Notwithstanding the previous paragraph, we consent to the filing of this opinion with the Commission as an exhibit to a pre-effective amendment to the Trust’s Registration Statement (or an amendment thereto).  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

In addition, we hereby consent to the use of our name and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP